Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We consent to the use in the amended Registration Statement of Mainland Resources Inc. (the "Company") on Form S-4/A (the "S-4/A") of (i) our reports dated May 27, 2010 and May 12, 2009, to the directors of the Company with respect to the balance sheets of the Company as of February 28, 2010 and 2009, and the related statements of operations, stockholders' equity, and cash flows for the years then ended and the year ended February 29, 2008 and from inception (May 12, 2006) to February 28, 2010, and (ii) our report to the directors of the Company dated May 27, 2010 relating to the effectiveness of internal control over financial reporting of the Company as of February 28, 2010, and to the reference to our firm under the heading "Experts" in the S-4/A.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC

Henderson, NV
March 16, 2011